Exhibit 99.1
Kontoor Brands Board of Directors Elects Mary Campbell as New Director
GREENSBORO, N.C. – February 28, 2024 Kontoor Brands, Inc. (NYSE: KTB) (the “Company” or “Kontoor”), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today announced that Mary Campbell has been elected to the Company’s board of directors effective immediately. Additionally, the Company announced an increase in the size of the Board from seven to eight directors.
Ms. Campbell is a senior executive with extensive knowledge in consumer driven product innovation, marketing and brand building, and traditional and new media platforms, as well as leading teams for long term growth and evolution.
“We’re excited to welcome Mary to Kontoor’s Board of Directors,” said Scott Baxter, President, Chief Executive Officer & Chair of the Board, Kontoor Brands. “Mary’s extensive experience in Direct to Consumer and eCommerce will be a strong addition to our Board, particularly as Kontoor continues to accelerate its investment in our digital channels to drive brand growth and attract new, younger consumers to Wrangler and Lee. In addition, her expertise in consumer driven product innovation, marketing and brand building, and traditional and new media platforms, as well as leading teams for long term growth and evolution will be a tremendous asset to Kontoor.”
Ms. Campbell, 56, most recently served as President, vCommerce Ventures, Qurate Retail Group, where she applied her deep expertise of the business to stand up the vCommerce Ventures, a business unit focused on high growth and next generation streaming initiatives helping to define the future of video commerce. Prior to that, she served in diverse leadership roles across merchandising, eCommerce, and broadcast during her more than 30-plus year tenure at Qurate Retail, Inc.
Ms. Campbell holds a bachelor’s degree in psychology from Central Connecticut State University.

About Kontoor Brands
Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures, distributes, and licenses superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Contacts
Investors:
Michael Karapetian, (336) 332-4263
Vice President, Corporate Development, Strategy, and Investor Relations
Michael.Karapetian@kontoorbrands.com
or
Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

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